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                                                                    EXHIBIT 99.9

                              October 15, 1999



VIA FACSIMILE AND FIRST CLASS MAIL
-------------------------------------------------
Merrill Lynch Global Financial Services Fund, Inc.
P.O. Box 9011
Princeton, New Jersey 08543-9011

Ladies and Gentlemen:

          Merrill Lynch Global Financial Services Fund, Inc. (the "Fund"), is authorized to issue and sell 400,000,000 shares of common stock (the "Shares"), par value $.10 per share, in the manner and on the terms set forth in the Fund's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File Nos. 333-80061 and 811-09375) (the "Registration Statement").

          We have, as counsel, participated in various proceedings relating to the Fund and to the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Articles of Incorporation, as amended to date, and By-Laws, as currently in effect, and other documents relating to its organization and operation. In addition, we have received a certificate dated October 13, 1999 of the Maryland State Department of Assessments and Taxation that the Fund is in good standing under the laws of the State of Maryland. We have also reviewed the Registration Statement filed as of the date of this opinion and the documents filed as exhibits thereto. We are generally familiar with the business affairs of the Fund.

          Based upon the foregoing, it is our opinion that:

          1. The Fund has been duly incorporated and is validly existing under the laws of the State of Maryland.

          2. The Fund is authorized to issue up to four hundred million (400,000,000) Shares. Under Maryland law, (a) the number of Shares may be increased or decreased by action of the Board of Directors, and (b) Shares which are
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Merrill Lynch Global Financial Services Fund, Inc.
October 15, 1999
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               issued and subsequently redeemed by the Fund are, by virtue of such redemption, restored to the status of authorized and unissued Shares.

          3. Subject to the effectiveness of the Registration Statement and in compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof as required by Maryland law, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus and statement of additional information filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          We are members of the Bar of the States of New York and Maryland and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the States of New York and Maryland.

                              Very truly yours,
                              /s/ Swidler Berlin Shereff Friedman, LLP
                              Swidler Berlin Shereff Friedman, LLP


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